Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

FOR IMMEDIATE RELEASE

Spectranetics Achieves Fourth Quarter Revenue of $41.9 Million

14% Increase over Q4 2012; Provides 2014 Outlook

COLORADO SPRINGS, CO. (February 27, 2014) - The Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the quarter and year ended December 31, 2013. Highlights of the quarter (all compared with the quarter ended December 31, 2012) include:

•	Vascular Intervention revenue growth of 23%, led by U.S. peripheral atherectomy revenue growth of 35%

•	Lead Management revenue growth of 6% (5% constant currency1)

•	U.S. revenue increased 12% to $34.5 million; International revenue increased 25% to $7.4 million (22% constant currency)

•	Gross margin reached 75%, up from 73% a year ago

“In the fourth quarter, we extended our track record of double digit revenue growth through strong commercial and operational execution by our team,” said President and Chief Executive Officer, Scott Drake. “We are pleased to have achieved the statistical endpoints of the EXCITE ISR adjunct analysis; we anticipate filing our 510(k) within the next 45 days. This is an important milestone toward achieving the in-stent restenosis indication and providing clinical data that changes clinical practice. We are executing on several compelling growth drivers across our business, including lead management market development, meaningful new product launches, pursuit of the ISR indication and expansion of our commercial footprint.”

Revenue for the three months ended December 31, 2013 rose 14% to $41.9 million, from $36.8 million in the 2012 period. Vascular Intervention revenue increased 23% to $20.6 million, Lead Management revenue increased 6% (5% constant currency) to $16.3 million, and laser system, service and other revenue increased 8% to $5.1 million.

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1Constant currency is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Geographically, revenue in the United States was $34.5 million, an increase of 12% from the three months ended December 31, 2012. International revenue totaled $7.4 million, an increase of 25% as reported (22% constant currency), from the three months ended December 31, 2012.

Net income for the three months ended December 31, 2013 was $883,000, or $0.02 per diluted share, compared with net income of $673,000, or $0.02 per diluted share, for the three months ended December 31, 2012. Adjusted EBITDA2 was $4.6 million for the three months ended December 31, 2013 compared with $3.8 million for the three months ended December 31, 2012. Adjusted EBITDA provides for comparability between periods and represents an additional measure of the operating performance of the business.

Full Year 2013 Financial Results
Revenue for the year ended December 31, 2013 rose 13% to $158.8 million, from $140.3 million for the year ended December 31, 2012. Vascular Intervention revenue increased 12% to $75.6 million, Lead Management revenue increased 13% to $62.5 million, and laser system, service and other revenue increased 16% to $20.7 million.

Geographically, revenue in the United States was $130.1 million, an increase of 11% from the year ended December 31, 2012. International revenue totaled $28.7 million, an increase of 26% as reported (24% constant currency), from the year ended December 31, 2012.

Net loss for the year ended December 31, 2013 was $370,000, or a loss of $0.01 per diluted share, compared with net income of $2.2 million, or $0.06 per diluted share, for the year ended December 31, 2012. Adjusted EBITDA was $13.3 million for the year ended December 31, 2013 compared with $13.1 million for the year ended December 31, 2012.

2014 Outlook
Spectranetics management projects revenue for 2014 to be in the range of $177.5 to $180.0 million, an increase of 12% to 13% over 2013. No revenue is included in our outlook for mechanical tools or the ISR indication. The mechanical tools are pending FDA clearance, and the 510(k) application for the ISR indication will be submitted shortly.

Net loss for 2014 is expected to be in the range of $3.0 - $5.0 million, or $0.07 - $0.12 per share. The investment in the field sales team expansion will contribute to a net loss in the first half of 2014 projected to be in the range of $8.0 - $9.0 million.

The 2014 Adjusted EBITDA projection is anticipated to be in the range of $8.0 - $10.0 million in 2014, compared with Adjusted EBITDA of $11.2 million in 2013. The medical device tax is included in both periods.

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2Adjusted EBITDA is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Conference Call
Management will host an investment community conference call today beginning at 2:30 p.m. Mountain Time, 4:30 p.m. Eastern Time, to discuss these results and answer questions. Individuals interested in listening to the conference call may dial (877) 561-2747 for domestic callers, or (973) 409-9689 for international callers, or from the webcast on the investor relations section of the Company’s Web site at: www.spectranetics.com. The webcast will be available on the Company’s Web site for 14 days following the completion of the call.

About Spectranetics
Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in over 40 countries and are used to treat arterial blockages in the heart and legs, and the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, our intellectual property and product development. These forward-looking statements include, but are not limited to, statements regarding our expectation of continued growth and the reasons for that growth, growth rates, and 2014 outlook including projected revenue, net income and Adjusted EBITDA. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this release. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology and our lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the healthcare reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of

FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our 2012 Annual Report on Form 10-K. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods, and an explanation of our use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue	$41,920	$36,751	$158,811	$140,285
Cost of products sold	10,359	9,815	41,356	37,927
Gross profit	31,561	26,936	117,455	102,358
Gross margin %	75%	73%	74%	73%
Operating expenses:
Selling, general and administrative	23,661	20,967	91,750	82,254
Research, development and other technology	5,760	4,712	22,080	16,846
Medical device excise tax	570	—	2,138	—
Acquisition-related intangible asset amortization	245	—	901	—
Contingent consideration expense	229	—	867	—
Intangible asset impairment and change in contingent consideration liability, net	(675)	—	(675)	—
Acquisition related costs	—	311	—	311
Total operating expenses	29,790	25,990	117,061	99,411
Operating income	1,771	946	394	2,947
Other (expense) income, net	(3)	2	16	13
Income before taxes	1,768	948	410	2,960
Income tax expense	885	275	780	734
Net income (loss)	$883	$673	$(370)	$2,226

Net income (loss) per common share:
Basic	$0.02	$0.02	$(0.01)	$0.06
Diluted	0.02	0.02	(0.01)	0.06
Weighted average shares outstanding:
Basic	41,108	34,698	38,941	34,377
Diluted	42,741	36,299	38,941	35,767

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	12/31/2013	12/31/2012
ASSETS
Current assets:
Cash and cash equivalents	$128,395	$37,775
Accounts receivable, net	26,766	19,945
Inventories, net	9,476	9,288
Deferred income taxes, current portion, net	445	313
Other current assets	2,748	2,506
Total current assets	167,830	69,827
Property and equipment, net	28,281	27,006
Goodwill and intangible assets	20,455	13,316
Other assets	591	620
Total assets	$217,157	$110,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$23,225	$20,193
Non-current liabilities	3,932	1,879
Stockholders’ equity	190,000	88,697
Total liabilities and stockholders’ equity	$217,157	$110,769

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2012	2013
(000’s, except laser sales and installed base amounts)	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Disposable products revenue:
Vascular Intervention revenue	$16,684	$17,193	$18,897	$18,956	$20,555
Lead Management revenue	15,374	15,079	15,078	16,075	16,286
Total disposable products revenue	32,058	32,272	33,975	35,031	36,841

Service and other revenue	2,757	2,878	2,888	2,851	2,795

Laser revenue:
Equipment sales	772	1,381	1,395	906	1,153
Rental fees	1,164	1,144	1,195	975	1,131
Total laser revenue	1,936	2,525	2,590	1,881	2,284

Total revenue	36,751	37,675	39,453	39,763	41,920

Net income (loss)	673	(959)	(728)	434	883
Adjusted EBITDA (1)	3,766	1,812	2,656	4,321	4,554

Cash flow generated by (used in) operating activities	5,703	(6,377)	2,048	3,513	5,029
Total cash and cash equivalents at end of quarter	37,775	25,228	119,356	123,570	128,395

Laser sales summary:
Laser sales from inventory	6	8	9	9	5
Laser sales from evaluation/rental units	—	7	5	—	5
Total laser sales	6	15	14	9	10

(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table for the reconciliation to the most comparable GAAP measure.

Worldwide Installed Base Summary:
Laser sales from inventory	6	8	9	9	5
Rental placements	30	20	28	27	29
Evaluation placements	6	11	11	4	9
Laser placements during quarter	42	39	48	40	43
Buy-backs/returns during quarter	(24)	(25)	(23)	(26)	(18)
Net laser placements during quarter	18	14	25	14	25
Total lasers placed at end of quarter	1,066	1,080	1,105	1,119	1,144

Reconciliation of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons management believes these non-GAAP measures provide useful information to investors are provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	December 31, 2013			December 31, 2012	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$34,493	$—	$34,493	$30,819	12%	12%
International	7,427	(185)	7,242	5,932	25%	22%
Total revenue	$41,920	$(185)	$41,735	$36,751	14%	14%

	Twelve Months Ended
	December 31, 2013			December 31, 2012	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$130,126	$—	$130,126	$117,436	11%	11%
International	28,685	(370)	28,315	22,849	26%	24%
Total revenue	$158,811	$(370)	$158,441	$140,285	13%	13%

Reconciliation of revenue by product line to non-GAAP revenue by product line on a constant currency basis (in thousands, except percentages) (unaudited)

	Three Months Ended
	December 31, 2013			December 31, 2012	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$20,555	$(66)	$20,489	$16,684	23%	23%
Lead Management	16,286	(129)	16,157	15,374	6%	5%
Laser System, Service & Other	5,079	10	5,089	4,693	8%	8%
Total revenue	$41,920	$(185)	$41,735	$36,751	14%	14%

	Twelve Months Ended
	December 31, 2013			December 31, 2012	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$75,601	$(85)	$75,516	$67,336	12%	12%
Lead Management	62,518	(263)	62,255	55,186	13%	13%
Laser System, Service & Other	20,692	(22)	20,670	17,763	16%	16%
Total revenue	$158,811	$(370)	$158,441	$140,285	13%	13%

THE SPECTRANETICS CORPORATION
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (in thousands) (unaudited)

	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Net income (loss), as reported	$673	$(959)	$(728)	$434	$883
Income tax expense (benefit)	275	(575)	64	406	885
Interest expense (income), net	—	4	(6)	1	(2)
Depreciation and amortization	2,507	2,454	2,369	2,463	2,419
Acquisition-related intangible asset amortization (1)	—	164	246	246	245
EBITDA	3,455	1,088	1,945	3,550	4,430

Medical device excise tax (2)	—	522	509	537	570
Contingent consideration expense (1)	—	202	202	234	229
Intangible asset impairment and change in contingent consideration liability, net (1)	—	—	—	—	(675)
Acquisition-related costs (3)	311	—	—	—	—
Adjusted EBITDA	$3,766	$1,812	$2,656	$4,321	$4,554

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (in thousands) (unaudited)

	Twelve Months Ended
	December 31, 2013	December 31, 2012
Net (loss) income, as reported	$(370)	$2,226
Income tax expense	780	734
Interest income, net	(3)	(8)
Depreciation and amortization	9,705	9,854
Acquisition-related intangible asset amortization (1)	901	—
EBITDA	11,013	12,806

Medical device excise tax (2)	2,138	—
Contingent consideration expense (1)	867	—
Intangible asset impairment and change in contingent consideration liability, net (1)	(675)	—
Acquisition-related costs (3)	—	311
Adjusted EBITDA	$13,343	$13,117

Reconciliation of 2014 Projected Net Loss and 2013 Net Loss to EBITDA and Adjusted EBITDA (in thousands) (unaudited)

	Twelve Months Ended
	Projected Range
	December 31, 2014	December 31, 2014	December 31, 2013
Net loss, GAAP	$(5,000)	$(3,000)	$(370)
Income tax expense	900	900	780
Interest income, net	—	—	(3)
Depreciation and amortization	11,300	11,300	9,705
Acquisition-related intangible asset amortization (1)	600	600	901
EBITDA	7,800	9,800	11,013

Contingent consideration expense (1)	200	200	867
Intangible asset impairment and change in contingent consideration liability, net (1)	—	—	(675)
Adjusted EBITDA	$8,000	$10,000	$11,205

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1)
Acquisition-related intangible asset amortization relates to intangible assets acquired from Upstream Peripheral Technologies Ltd. (“Upstream”) in January 2013. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to amounts payable to Upstream in 2014, 2015 and 2016, primarily based on sales of the products acquired. At the acquisition date, we recorded a contingent consideration liability, representing the estimated fair value of the future contingent payments we expected to make at that time. As of December 31, 2013, based on our assessment that we are not likely to generate the level of revenues from sales of the Upstream products that we anticipated at the acquisition date, we remeasured the contingent consideration liability to its fair value and reduced it by approximately $5.2 million. As a result of lower projected revenues for these products, we reviewed the recoverability of the intangible assets acquired. This review resulted in an impairment charge of approximately $4.5 million related to those assets, based on their revised fair value using current cash flow assumptions. Although we have lowered our revenue expectations, we continue to expect these products to have a positive effect on future profitability. Further, we believe these products are important niche products that strategically complement and complete our crossing solutions chronic total occlusion (CTO) portfolio.

2)
The medical device excise tax, which was included as part of the Patient Protection and Affordable Care Act and which took effect on January 1, 2013, represents 2.3% of a majority of our U.S. sales. During 2013, the medical device excise tax is shown in the reconciliation of net income to Adjusted EBITDA to provide for comparability with 2012 results. Beginning in 2014, we will no longer add back the medical device excise tax in our calculation of Adjusted EBITDA.

3)
In the fourth quarter of 2012, we incurred $0.3 million in legal and other costs related to acquiring certain product lines from Upstream. Further information regarding this matter is in our 2012 Annual Report on Form 10-K.

Management uses the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors’ operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe that providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some limitations associated with using these non-GAAP financial measures are provided below:

•	Management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures used.

•
Depreciation and amortization expense, while not requiring cash settlement, are ongoing and recurring expenses and have a material impact on GAAP net income and reflect economic costs to us not reflected in Adjusted EBITDA. The intangible asset impairment, while not requiring cash settlement, reflects an economic cost to us not reflected in Adjusted EBITDA.

•
Items such as the contingent consideration expense, acquisition-related costs, and the medical device excise tax excluded from Adjusted EBITDA can have a material impact on cash flows, GAAP net income, and net income per share and reflect economic costs to us not reflected in Adjusted EBITDA.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of changes in foreign currency exchange rates, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

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